Exhibit 3.1

Industry Canada	FORM 11
Canada Business	ARTICLES OF CONTINUANCE
Corporations Act	(SECTION 187)

1.  Name of Corporation
Altair Nanotechnologies Inc.

2.  The province or  territory in Canada  where the  registered  office is to be situated Province of Ontario

3.  The  classes  and the  maximum  number  of shares  that the  corporation  is authorized to issue See attached Schedule "1"

4.  Restrictions, if any, on share transfers
     None

5.  Number (or minimum and maximum number) of directors
     Minimum of three directors and a maximum of nine directors

6.  Restrictions, if any, on business the corporation may carry on
     Nil

7.  (1)  If change of name effected, previous name
           Altair International Inc.

     (2)  Details of Incorporation
            amalgamated in Ontario on January 1, 2002

8.  Other provisions, if any
     See attached Schedule "2"

Date	Signature	Capacity of

June 2002	/s/ James Golla	Director
For Departmental Use Only	Printed Name
James L. Golla
Corporation No.

SCHEDULE 1

The following are the rights,  privileges,  restrictions and conditions attaching to the shares of the corporation.

1.   DIVIDEND - COMMON SHARES

Any and all dividends declared for a financial year by the directors of the corporation shall be declared and paid in equal amounts per share on all of the common shares at the time outstanding without preference or distinction.

2.  PARTICIPATION IN ASSETS ON DISSOLUTION - COMMON SHARES

In the event of the liquidation, dissolution, winding-up of the corporation (whether voluntary or involuntary), reduction of capital or other distribution of its assets among shareholders by way of repayment of capital, the holder of the common shares shall be entitled to receive, in equal amounts per share without preference or distinction, all of the property and assets of the corporation.

3.  VOTING

Holders of common  shares  shall be  entitled to 1 vote for each common share held by them.

SCHEDULE 2

1. That, except in the case of any class or series of Corporation listed on a stock exchange the Corporation shall have a lien on the shares registered in the name of a shareholder who is indebted to the Corporation to the extent of such debt.

2.  The Corporation is authorized to have meetings of shareholders outside of Canada in the State of Nevada.

3.  The board of directors may from time to time, in such amounts and on such terms as it deems expedient:

(a)  borrow money on the credit of the corporation;

(b)  issue, sell or pledge debt obligations (including  bonds, debentures, notes or other similar obligations, secured or unsecured) of the corporation; and

(c)  Charge, mortgage, hypothecate or pledge all or any of the currently owned or subsequently acquired real or personal, movable or immovable, property of the corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of the corporation.

4.  The directors may appoint one or more additional directors, who shall hold office for a term  expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Form 4 Articles of Amendment Canada Business Corporations Act (CBCA) (s. 27 or 177)	Formulaire 4 Clauses modificatrices Loi candienne sur les societies par actions (LCSA) (art. 27 ou 177)
1	Corporate name Denomination sociale Altair Nanotechnologies Inc.
2	Corporation number Numero de la societe 409139-6
3
The articles are amended as follows
Les  statuts sont modifies de la facon suivante

The corporation amends the other provisions as follows:
Les autres dispositions sont modifies comme suit:
See attached schedule / Voir l’annexe ci-jointe

4
Declaration: I certify that I am a director or an officer of the corporation.
Declaration: J’atteste que je suis un administrateur ou un dirigeant de la societe:

/s/ John Fallini
John Fallini, Chief Financial Officer
775-858-3714

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
Nota: Faire une fausse declaration constitute une infraction et son auteur, sure declaration de culpabilite par procedure sommaire, est passible d’une amende maximale de 5,000 $ ou d’un emprisonment maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

Schedule / Annexe
Other Provisions / Autres dispositions

That each four (4) common shares issued and outstanding on November 15, 2010 at 11:59 p.m. Eastern Time shall be consolidated into one (1) common share effective as 11:59 p.m. Eastern Time on November 15, 2010 (which shall be the record date and the effective date for such consolidation) (the “Consolidation”);

That any fractional share that remains (determined in good faith by the transfer agent) after all shares beneficially held by a holder of the common shares have been consolidated in the Consolidation shall be rounded up to a whole common share.